Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MedAssets, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of MedAssets, Inc. of our report dated February 28, 2011, with respect to the consolidated balance sheet of MedAssets, Inc. as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of MedAssets, Inc. Our report, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph which states that our audit of internal control over financial reporting of MedAssets, Inc. excluded an evaluation of internal control over financial reporting of the Broadlane Group.
/s/ KPMG LLP
Atlanta, Georgia
March 10, 2011